Exhibit 5.1

                                                                                                                                August 3, 2006

Caterpillar Inc.,
          100 N.E. Adams Street,
                   Peoria, Illinois 61629.

Ladies and Gentlemen:

This opinion is in connection with the Registration Statement on Form S-3 (the “Registration Statement”), filed by Caterpillar Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) for registration under the Securities Act of 1933 (the “Act”) of the Company’s debt securities (the “Securities”).

I have examined copies of such corporate records and documents and made such inquiries as I have deemed necessary for purposes of rendering the opinion set forth.

Based upon the foregoing, in my opinion, when the Registration Statement has become effective under the Act, the terms of the Securities and of their issue and sale have been duly established so as not to violate any applicable law or agreement or instrument binding on the Company, and upon due execution and authentication of the Securities in accordance with the indenture and delivery of the Securities to the purchasers against payment, the Securities will be valid and binding obligations of the Company, limited by fraudulent transfer, bankruptcy, insolvency or similar laws affecting creditor’s rights generally and the availability of equitable remedies may be limited by equitable principles of general applicability.

This opinion is limited to the federal laws of the United States of America, the laws of the State of Illinois, the laws of the State of New York and the corporate law of the State of Delaware.  With respect to all matters of New York law, I have relied upon the opinion, dated August 3, 2006, of Sullivan & Cromwell LLP, and my opinion is subject to the same assumptions with respect to such matters as are contained in such opinion of Sullivan & Cromwell LLP.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption “Validity of the Debt Securities” in the related prospectus.  My consent to such reference does not constitute a consent under Section 7 of the Act, and in consenting to such reference I have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or the rules and registration of the Commission thereunder.

Sincerely,

Bryon L. Koepke
Securities Counsel